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                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2002, relating to the financial statements and financial highlights of JPMorgan Tax Aware Fund Large Cap Value Fund and JPMorgan Tax Aware Large Cap Growth Fund (formerly, JPMorgan Select Equity Income Fund and JPMorgan Select Large Cap Growth Fund) which appear in the December 31, 2001 Annual Reports to Trustees and Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
October 30, 2002